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                                                                   EXHIBIT 10.16

                           CALIFORNIA MICROWAVE, INC.


April 19, 1996



Dennis R. Raney
395 Ano Nuevo, Apt. 204
Sunnyvale, CA  94086

Dear Dennis:

I am pleased to confirm California Microwave, Inc.'s ("CMI") offer to you to become Executive Vice President and Chief Financial Officer reporting directly to me. Your base salary would be at the annual rate of $225,000 per year, payable biweekly. Your base salary would be subject to review shortly after the end of CMI's 1997 fiscal year (at the same time as all other executives in the company). For fiscal year 1997 you would be eligible to participate in CMI's Executive Incentive Program (EIP) with a target bonus of 40% of your base salary. A copy of CMI's EIP for FY1996's attached; the FY1997 EIP is expected to be similar.

Upon commencement of your employment, you would be granted options to purchase, at a price equal to the then fair-market value, 75,000 shares of California Microwave common stock in accordance with the CMI Stock Option Plan. These options vest 25% on each anniversary date of your grant over four years. You would be also be eligible to participate in the CMI Executive Benefit Plan. The plan would provide you with an additional 8% of your base salary plus target bonus and is available for any of the uses set forth on the attached schedule.

As an employee of California Microwave, Inc., CMI's fringe benefit package, including dental and life insurance, would be available to you and your dependents effective on your first days of employment. A package
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summarizing these plans is attached. Once you meet eligibility requirements, you would also be able to participate in CMI's 401(k) Tax-Deferred Savings Plan and the Company's Employee Stock Purchase Plan. You would also be provided with term life insurance coverage valued at twice your annual base salary. The company also offers its executives a deferred compensation plan which provides the option to defer up to 70% of base salary and up to 80% of any bonus. Elections to defer base salary or bonus would need to be made shortly after commencement of employment for calendar year 1996.

You would also be eligible for reimbursement of up to $20,000 of household moving expenses incurred over the next six months from your prior place of residence in New Jersey to the San Francisco Bay Area. Additionally, if California Microwave merges with, or is acquired by, another company and you position would no longer be that of CFO of the combined entities, we are prepared to continue your base salary and benefits for a period of one year, should you leave the company. (The details of this latter aspect of your employment, as we have discussed, will be documented in a separate letter.)

Our offer is subject to formal ratification by the Board of Directors and the Compensation Committee of the Board at their meeting scheduled for April 25, 1996. If the terms of this offer are acceptable to you, please so indicate by signing in the space provided below and returning a copy to me. This offer will remain open until April 22, 1996.

Dennis, I look forward to finalizing these arrangements and establishing the date you can join us. The experience and drive you would bring to our senior management team as CFO is a logical career move for you that would also foster the establishment of an exciting, long-term partnership. Accordingly, I am
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convinced that your contribution to the success of California Microwave would be mutually rewarding.

Sincerely,

CALIFORNIA MICROWAVE, INC.

/s/ Philip F. Otto

Philip F. Otto
Chairman and Chief Executive Officer

PFO:ed

enclosures
                                            AGREED:
                                        /s/ Dennis R. Raney    April 21, 1996
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                                        Signature                        Date


                                        on or about May 11, 1996
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                                        Start Date